Exhibit 16.1

December 3, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ESCO Technologies, Inc. and subsidiaries (the Company), and, under the date of November 29, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended September 30, 2021 and 2020, and the effectiveness of internal control over financial reporting as of September 30, 2021. On November 18, 2021, we were notified that the Company’s Audit and Finance Committee approved the appointment of Grant Thornton LLP as its principal accountants for the fiscal year ending September 30, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended September 30, 2021, and the effectiveness of internal control over financial reporting as of September 30, 2021, and the issuance of our reports thereon. On November 29, 2021, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated December 3, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP